UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 24, 2016

Mallinckrodt public limited company

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Perth House, Millennium Way

Chesterfield, Derbyshire S41 8ND, United Kingdom

(Address of principal executive offices)

+44 124 626 3051

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 24, 2016, Mallinckrodt Chemical Holdings (U.K.) Limited (“Mallinckrodt UK”) and Mallinckrodt Netherlands Holdings B.V. (collectively, the “Sellers”), each a subsidiary of Mallinckrodt plc (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with GLO Dutch Bidco B.V. and GLO US Bidco, LLC (collectively, the “Buyers”) for the sale of the Company’s nuclear medicine business (the “Business”) to the Buyers for approximately $690 million before tax impacts, including up-front consideration of approximately $574 million, the assumption of approximately $39 million of long-term obligations, and approximately $77 million of contingent consideration. Contingent consideration of up to $50 million would be paid in cash, if earned, based on the achievement of certain revenue targets for each of 2017-2021 and contingent consideration of up to $27 million would be paid in the form of vendor preferred equity certificates, if earned, based on the achievement of certain revenue targets for each of 2017-2019.

The Purchase Agreement contains representations, warranties, covenants and conditions that the Company believes are customary for a transaction of this size and type, as well as indemnification provisions (subject to certain exceptions and limitations). The closing of the transactions contemplated by the Purchase Agreement is subject to satisfaction or waiver of customary closing conditions, including approval from the U.S. Nuclear Regulatory Commission, the Committee on Foreign Investment in the United States and clearance from relevant competition authorities, accuracy of representations and warranties of the parties (subject to customary materiality and material adverse effect qualifiers), compliance with covenants in all material respects and the absence of a material adverse effect on the Business since the execution date of the Purchase Agreement (subject to certain customary exceptions). The Purchase Agreement contains customary termination rights for each of the Sellers and the Buyers, including, among others, by either Sellers or Buyers if the closing has not occurred prior to May 24, 2017, provided that such date may be automatically extended by an additional three months in certain specified circumstances, and provides that in certain specified circumstances Buyers will pay Sellers a reverse break-up fee. The Sellers and the Buyers have entered into at signing or will enter into at closing certain ancillary agreements, including (i) a transition services agreement pursuant to which Mallinckrodt UK will provide the Buyers with certain transition services for a limited time period following the closing, and (ii) an information technology carve-out agreement pursuant to which an affiliate of the Sellers will assist the Buyers in building certain information technology services. The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement filed herewith as Exhibit 2.1, which is incorporated herein by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Sellers or Buyers or any of their affiliates, their respective businesses, or the actual conduct of their respective businesses during the period prior to the closing of the transactions contemplated by the Purchase Agreement. The Purchase Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by Sellers in connection with the Purchase Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 7.01.	Regulation FD Disclosure.

On August 24, 2016, the Company issued a press release announcing the execution of the Purchase Agreement described above. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Share Purchase Agreement, dated as of August 24, 2016, by and among Mallinckrodt Chemical Holdings (U.K.) Limited, Mallinckrodt Netherlands Holdings B.V., GLO Dutch Bidco B.V. and GLO US Bidco, LLC.

Exhibit No.	Description

99.1	Press Release issued by Mallinckrodt plc on August 24, 2016, announcing the execution of the Purchase Agreement.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules and exhibits will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2016

MALLINCKRODT PUBLIC LIMITED COMPANY

By:	/s/ Kenneth L. Wagner
Name: Kenneth L. Wagner Title: Vice President and Corporate Secretary

Exhibit Index

Exhibit No.	Description

2.1*	Share Purchase Agreement, dated as of August 24, 2016, by and among Mallinckrodt Chemical Holdings (U.K.) Limited, Mallinckrodt Netherlands Holdings B.V., GLO Dutch Bidco B.V. and GLO US Bidco, LLC.

99.1	Press Release issued by Mallinckrodt plc on August 24, 2016, announcing the execution of the Purchase Agreement.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules and exhibits will be furnished supplementally to the SEC upon request.